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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                 Commission File Number: 0-21006
                                                                        --------

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING


         (Check One):    |_|Form 10-K  |_|Form 20-F  |_|Form 11-K  |X|Form 10-Q
                         |_|Form N-SAR
                         For Period Ended:  March 31, 2001
                         [ ] Transition Report on Form 10-K
                         [ ] Transition Report on Form 20-F
                         [ ] Transition Report on Form 11-K
                         [ ] Transition Report on Form 10-Q
                         [ ] Transition Report on Form N-SAR

                                     For the Transition Period Ended:
                                                                     -----------

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Full Name of Registrant:  Infu-Tech, Inc.

Former Name if Applicable:

Address of Principal Executive Office (Street and Number):  374 Starke Road

City, State and Zip Code:   Carlstadt, N.J.  07072

PART II - RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         |X|      (b)      The subject annual report, semi-annual report,
                           transition report on Form 10-K, Form 20-F, 11-K or
                           Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The registrant was delayed in completing its quarterly financial statements.

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PART IV - OTHER INFORMATION

         (1)      Name and telephone number of person to
                  contact in regard to this notification

                  Jack Rosen               201                    896-0100
                    (Name)             (Area Code)            (Telephone Number)

         (2)      Have all other periodic reports required
                  under Section 13 or 15(d) of the Securities
                  Exchange Act of 1934 or Section 30 of the
                  Investment Company Act of 1940 during the
                  preceding 12 months or for such shorter
                  period that the registrant was required to
                  file such report(s) been filed? If answer is
                  no identify reports(s).                         |X| Yes |_| No
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         (3)      Is it anticipated that any significant
                  change in results of operations from the
                  corresponding period for the last fiscal
                  year will be reflected by the earning
                  statements to be included in the subject
                  report or portion thereof?                      |X| Yes |_| No
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                                INFU-TECH, INC.
                        --------------------------------
                  (Name of Registrant as Specified in Charter)

         has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date           May 15, 2001                  By: /s/ Jack Rosen
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                                                Jack Rosen
                                                Chairman of the Board